EXHIBIT 23.1








                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
DNA Plant Technology Corporation:

We consent to the incorporation by reference herein of our report dated March 10, 1995, relating to the consolidated balance sheets of DNA Plant Technology Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of DNA Plant Technology Corporation.


                                            KPMG Peat Marwick LLP

San Francisco, California
May 1, 1995